AMENDMENT TO SHAREHOLDER SERVICING AGREEMENT


                THIS AMENDMENT TO SHAREHOLDER SERVICING AGREEMENT is made as of May 27, 2003, by and between NEW YORK DAILY TAX FREE INCOME FUND, INC., a Maryland corporation (the "Fund"), on behalf of the New York Tax Exempt Liquidity Fund Class of Shares, and REICH & TANG DISTRIBUTORS, INC., who serves as shareholder servicing agent for the Fund's New York Tax Exempt Liquidity Fund Class of Shares, shall be as follows:

                1. The name CIBC World Markets New York Tax Exempt Fund Shares has been changed to New York Tax Exempt Liquidity Fund Class of Shares. Accordingly, all references to CIBC World Markets New York Tax Exempt Fund Shares in the Shareholder Servicing Agreement should be replaced with New York Tax Exempt Liquidity Fund Class of Shares; and

                2. All references to CIBC World Markets Corp. in the Shareholder Servicing Agreement should be replaced with Fahnestock & Co. Inc.

                The Shareholder Servicing Agreement, as expressly amended hereby, shall continue in full force and effect.

                IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO SHAREHOLDER SERVICING AGREEMENT as of the day and year first above written.


                                       NEW YORK DAILY TAX FREE INCOME FUND, INC.


                                       By: /s/Rosanne Holtzer
                                           ------------------
                                       Name:Rosanne Holtzer
                                       Title: Secretary & Asst. Treasurer


                                       REICH & TANG DISTRIBUTORS, INC.


                                       By: /s/Richard De Sanctis
                                       Name:Richard De Sanctis
                                       Title: Executive Vice President &
                                              Chief Financial Officer